Exhibit 10.2

TENTH AMENDMENT TO LEASE

This TENTH AMENDMENT TO LEASE (this “Amendment”) is made as of the 1st day of August, 2022, (the “Effective Date”) by and between UNIVERSITY OF MASSACHUSETTS DARTMOUTH, an institution of Higher Education of the Commonwealth of Massachusetts, with an address of 285 Old Westport Rd. North Dartmouth Massachusetts 02747 (“Landlord”) and CELLDEX THERAPEUTICS, INC. (formerly AVANT Immunotherapeutics, Inc.), a Delaware corporation, with an address of 53 Frontage Road, Hampton NJ 08827 (“Tenant”).

RECITALS

WHEREAS, Tenant and the Massachusetts Development Finance Agency (“MDFA”) entered into a certain Lease dated effective December 22, 2003 ( the “Lease), as amended by that certain First Amendment to Lease dated as of March 17, 2005 (the “First Amendment”), that certain Second Amendment to Lease dated as of November 4, 2005 (the “Second Amendment”), that certain Third Amendment To Lease dated as of December 20, 2006 (the “Third Amendment”), that certain Fourth Amendment to Lease dated as of July 18, 2008 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated as of October 3, 2008 (the “Fifth Amendment”), that certain Sixth Amendment to Lease dated as of August 20, 2009 (the “Sixth Amendment”), that certain Seventh Amendment to Lease dated June 22, 2010 (the “Seventh Amendment”), that certain Eight Amendment to lease dated November 15, 2015 (the “Eight Amendment”) and that certain Ninth Amendment to lease dated, October 1, 2019 (the “Ninth Amendment”) of certain premises consisting of approximately 33,931 rentable square feet of space (the “Premises”) in the building (the “Building”) located at 151 Martine Street,

Fall River, Massachusetts (the “Property”) in the South Coast Research & Technology Park (the “Park”); and

WHEREAS, on June 24, 2014, MDFA conveyed all of its rights, title and interest in the Building and assigned the Lease to Landlord; and

WHEREAS, the Premises is comprised of: (i) the original premises demised by the Lease, as amended through the Third Amendment, being 11,756 rentable square feet on the second (2nd) floor of the Building, (ii) the Additional Space (as defined in the First Amendment) demised by the First Amendment, being 71 rentable square feet on the first (1st) floor of the Building, (iii) the Expansion Premises (as defined in the Second Amendment), being 2,487 rentable square feet on the second (2nd) floor of the Building; (iv) the Second Expansion Premises (as defined in the Third Amendment), being 1,853 rentable square feet on the second (2nd) floor of the Building; (v) the Substitute Third Expansion Premises (as defined in the Fifth Amendment), being 4,864 rentable square feet of space on the second floor of the Building (referred to therein as the “Third Expansion Premises”); (vi) the Fourth Expansion Premises (as defined in the Sixth Amendment), being 2,382 rentable square feet on the second (2nd) floor of the Building; (vii) the Fifth Expansion Premises (as defined in the Eight Amendment), being 5,511 rentable square feet on the second (2nd) floor of the Building, and (viii) the Sixth Expansion Premises ( as defined in the Ninth Amendment), being 5,007 rentable square feet - 4,686 rentable square feet on the first (1st) floor of the building and 321 rentable square feet on the second (2nd) floor of the Building such that the “Premises Square Footage” (as stated in the Ninth Amendment) is defined to be 33,931 rentable square feet; and

WHEREAS, Landlord and Tenant have agreed to enter into this Tenth Amendment to Lease to extend the term of the Lease and to amended certain additional provisions to the Lease,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant agree as follows:

1. Capitalized Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease, and all references in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any Section thereof shall, after the Effective Date, mean the Lease, or such Section thereof, as amended by this Amendment.

2. Section 2.2. Term. Section 2.2 of the Lease shall be amended as of September 1, 2022 to read as follows:

“Section 2.2.Term. TO HAVE AND TO HOLD for a term (the “Term”) beginning on the Term Commencement Date which shall be August 1, 2022 and expiring on July 31, 2025 (the “Term Expiration Date”), unless earlier terminated as provided for in Section 2.4.”

3. Section 2.3. Renewal Term. Section 2.3 of the Lease is hereby deleted in its entirety and replaced with the following provision:

“Section 2.3.Option to Extend Term for Extension Terms. Tenant shall have two (2) separate options to extend the Lease Term for (i) one (1) two (2) year period, and (ii) an additional three (3) year period (each extension period being referred to herein as an “Extension Term”) beyond the Term or the first Extension Term, as the case may be (i.e., for a total, if both options are exercised as provided herein, of five (5) successive years beyond the Term) ; provided (i) Tenant shall give notice to Landlord of its exercise of each option not less than twelve (12) months prior to the expiration of the Term or the first Extension Term, as the case may be, and (ii) no default beyond any applicable grace period in the obligations of Tenant under this Lease shall exist at the time each such notice is given. All of the terms and provisions of this Lease, as amended, shall be applicable to each Extension Term except that Tenant shall have no option to extend the Lease Term beyond the second Extension Term. Landlord and Tenant must determine the Annual Fixed Rental Rate for each remaining Extension Term at the time of each such notice, using an independent fair market rental value analysis for comparable buildings used for research and development, of similar age, quality, size, construction and appearance, with similar services and amenities, and in comparable locations within Massachusetts, but outside of the Greater-

Boston MSA , excluding therefrom any cost to renovate such space for a tenant’s occupancy for advertising and lease negotiation costs, free rent or other inducements, and any other items which would normally be offered to a new tenant but which a continuing tenant would not seek. The cost of the independent analysis will be shared equally between the parties. Notwithstanding the provisions of Section 10.13 of the Lease, at the end of the Term or either Extension Term, Tenant shall be entitled to hold over within the Premises for up to three (3) months, and the Annual Fixed Rental Rate shall be one hundred and twenty-five (125%) percent of the Annual Fixed Rental Rate which was payable during the last month of the Term or either Extension Term, as the case may be, and one hundred and fifty (150%) percent thereof for the period beyond three (3) months and up to a total of six (6) months.”

4. Annual Fixed Rental Rate. Section 1.1 of the Lease is amended by deleting the provisions regarding the “Annual Fixed Rental Rate” and inserting, the following language:

Annual Fixed Rental Rate:	As of August 1, 2021 and through July 31, 2023: $19.52 per rentable square foot. As of August 1, 2023 through July 31, 2025: $19.91 per rentable square foot.

5. Landlord Representation Regarding Environmental Hazards. To its knowledge, Landlord represents that there are no environmental hazards or violations of any environmental laws, regulations or ordinances in or around the Building which violations might pose a present danger to health, life or safety.

6. Non-disturbance of Tenancy. Landlord represents that it has no financing on the Building whereby Landlord’s lender would be entitled to disturb the tenancy of Tenant upon a default therein Landlord. Landlord further represents that it shall not enter into any such financing, but rather shall negotiate with any such lender so as to permit Tenant to remain in possession of the Premises on a direct rental relationship with such lender so long as Tenant is not in default of its obligations under this Lease.

7. Ratification. Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

8. Governing Law; Interpretation; and Partial Invalidity. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and not to be considered in construing this Amendment. This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

9. Counterparts and Authority, This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date and year first written above.

LANDLORD:

University Of Massachusetts Dartmouth

By:	/s/ Mark Fuller
	Name:	Mark Fuller
	Title:	Chancellor

TENANT:

CELLDEX THERAPEUTICS, INC.,
By:	/s/ Anthony S. Marucci
	Name:	Anthony S. Marucci
	Title:	President and CEO